Exhibit 99.1

T. ROWE PRICE GROUP REPORTS STRONG FIRST QUARTER RESULTS

Record Assets Under Management Reach Nearly $236 Billion;
Reelection of Directors Expected at Annual Meeting Today

BALTIMORE (April 26, 2005) — T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported record first quarter 2005 net revenues of more than $357 million, net income of $94 million, and diluted earnings per share of $.69, an increase of 19% from the $.58 per share reported for the first quarter of 2004. Comparable net revenues in the first quarter of 2004 were nearly $306 million and net income was more than $77 million.

Operating expenses for the 2005 quarter were up $27 million or 15% to nearly $210 million. Net operating income was $147 million, up more than $24 million or 20% compared to the 2004 period. Net non-operating income also increased to about $2 million from $.8 million.

Assets under management increased to a record $235.9 billion at March 31, 2005, up $670 million from the previous high of $235.2 billion at the end of 2004, and up 17% from $201.0 billion at March 31, 2004.

Financial Highlights
Investment advisory revenues were up 18%, or $44 million versus the 2004 quarter. Record average assets under management were $234.7 billion, more than $37 billion higher than the average of the 2004 quarter.

Investment advisory revenues earned from the T. Rowe Price mutual funds distributed in the United States increased nearly $33 million. Mutual fund assets ended March 2005 at $148.3 billion, up $2.8 billion from the beginning of 2005. Net investor inflows added $5.5 billion to mutual fund assets during the quarter, more than offsetting the effect of market value declines that reduced mutual fund assets $2.7 billion during this past quarter. Net cash inflows were concentrated in the U.S. stock funds, but were also positive in the international stock, bond, and money market funds. The Growth Stock, Capital Appreciation, Equity Income, and Mid-Cap Value funds each added more than $500 million of net investor inflows and, together, accounted for nearly $3.1 billion of the funds’ net inflows. In addition, our series of target date Retirement Funds, which are designed to provide shareholders with single, diversified portfolios that invest in underlying T. Rowe Price funds and automatically shift asset allocations between funds as the investor ages, have continued to see very strong asset growth. These funds had net subscriptions of nearly $1 billion during the first quarter and now total about $4.5 billion.

Investment advisory revenues earned from other managed investment portfolios consisting of institutional separate accounts, sub-advised funds, sponsored mutual funds which are offered to non-U.S. investors, and variable insurance portfolios increased $11 million to nearly $81 million. Ending assets in these portfolios were $87.6 billion, down $2.1 billion from the beginning of 2005. Market value declines lowered these assets under management $1.8 billion and investors made net withdrawals of $.3 billion from these portfolios.

Operating expenses in the 2005 quarter were $27 million more than in the 2004 quarter. Our largest expense, compensation and related costs, increased more than $17 million from the first quarter of 2004. The number of our associates, their total compensation costs, and the costs of their employee benefits have all increased. The firm has added about 400 associates since the beginning of 2004, primarily to handle volume-related activities and business growth. At March 31, 2005, we employed 4,185 associates across the globe.

Advertising and promotion expenditures were up $2.4 million versus the 2004 period. These costs in the second quarter of 2005 will decline about 15% to 20% from the first quarter of this year, while our expenditures for the full year 2005 will be 10% to 15% higher than 2004. The firm varies its level of spending based on market conditions and investor demand.

Other operating expenses increased nearly $5 million, including more than $1 million that results from the decision to pay for all third party investment research and related services directly and more that $1.3 million for distribution costs of our Advisor and R classes of mutual fund shares that are based on greater assets under management and are offset by administrative revenues of the same amount.

Overall, net operating income for 2005 increased 20% to more than $147 million.

Chairman Commentary
George A. Roche, the company’s chairman and president, commented: “The firm’s investment advisory results relative to our peers remain very strong, with more than 82% of the T. Rowe Price funds across their share classes surpassing their Lipper averages on a total return basis for the one- and three-year periods ended March 31, 2005 and more than 72% outperforming the average for the five- and 10-year periods. In addition, 60% of our rated retail funds ended the quarter with an overall rating of four or five stars from Morningstar, compared with 32.5% for the overall industry.

“Although the year so far has been lackluster at best for the financial markets, we continue to be encouraged by business across our distribution channels and strong investment management results. Our corporate earnings and cash flow remain very strong and give us substantial financial flexibility. As a result we have been able to invest in our business and our people, and repurchase 600,000 shares of our common stock. We also remain debt free and have cash and net liquid investments of $650 million at March 31, 2005.

“Although the Federal Reserve is likely to continue raising short-term interest rates, and investors remain concerned about high oil prices and continued geopolitical risks, we believe the outlook for equities is modestly positive for the remainder of 2005. The market has declined this year, stock valuations are reasonable in many sectors, corporate earnings remain strong, and there are substantial liquid assets held by individuals and institutions that could be reallocated to equities.”

In closing, Mr. Roche said: “We believe the outlook for our company remains very strong. Our diversified business model and broad product lineup is designed to compete well in a dynamic and ever-changing marketplace, and our sound financial position gives us the flexibility to take advantage of industry or market opportunities. The T. Rowe Price brand is increasingly visible and respected in the marketplace, and we are well positioned for growth in the months and years ahead.”

Annual Meeting
During the Company’s annual meeting, which is scheduled for 10 a.m. today in Baltimore, stockholders are expected to reelect all 11 nominees to the Board of Directors. Stockholders are also expected to ratify the reappointment of KPMG LLP as the Company’s independent accountant.

Other Matters
The financial results presented in this release are unaudited. The company expects that it will file its Form 10-Q Report for the first quarter of 2005 later today. The Form 10-Q will include more complete information on the company’s financial results.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 7 of the company’s Form 10-K Report for 2004.

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Unaudited Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)
Three months ended March 31,

Revenues	2005	2004
Investment advisory fees	$289,003	$245,009
Administrative fees and other income	67,955	60,465
Investment income of savings bank subsidiary	1,003	1,002

Total revenues	357,961	306,476
Interest expense on savings bank deposits	890	825

Net revenues	357,071	305,651

Operating Expenses
Compensation and related costs	127,142	109,780
Advertising and promotion	23,471	21,059
Depreciation and amortization of property and equipment	9,772	10,128
Occupancy and facility costs	18,319	15,658
Other operating expenses	31,086	26,165

	209,790	182,790

Net operating income	147,281	122,861

Other investment income	2,055	1,153
Credit facility expenses	95	332

Net non-operating income	1,960	821

Income before income taxes	149,241	123,682
Provision for income taxes	54,944	46,343

Net income	$94,297	$77,339

Earnings per share
Basic	$0.72	$0.61

Diluted	$0.69	$0.58

Dividends declared per share	$0.23	$0.19

Weighted average shares outstanding	130,266	126,096

Weighted average shares outstanding assuming dilution	136,742	133,777

Investment Advisory Revenues (in thousands)

	Three months ended
	03/31/2004	03/31/2005
Sponsored mutual funds in the U.S.
Stock	$142,481	$173,499
Bond and money market	33,027	34,693

	175,508	208,192
Other portfolios	69,501	80,811

	$245,009	$289,003

Assets Under Management (in billions)

	Average during
	the first quarter
	2004	2005	12/31/2004	03/31/2005
Sponsored mutual funds in the U.S.
Stock	$93.2	$115.2	$114.3	$116.7
Bond and money market	29.6	31.5	31.2	31.6

	122.8	146.7	145.5	148.3
Other portfolios	74.7	88.0	89.7	87.6

	$197.5	$234.7	$235.2	$235.9

Equity securities			$176.0	$176.6
Debt securities			59.2	59.3

			$235.2	$235.9

Condensed Consolidated Cash Flows Information (in thousands)	Three months ended
	03/31/2004	03/31/2005
Cash provided by operating activities	$90,723	$149,481
Cash used in investing activities, including ($13,738) for additions to property and equipment in 2005	(6,768)	(20,673)
Cash used in financing activities, including stock options exercised of $18,200 and common shares repurchased of ($36,704) in 2005	(13,569)	(46,067)

Net increase in cash during the period	$70,386	$82,741

Condensed Consolidated Balance Sheet Information (in thousands)	12/31/2004	03/31/2005
Cash and cash equivalents	$499,750	$582,491
Accounts receivable	158,342	165,278
Investments in sponsored mutual funds	215,159	215,534
Debt securities held by savings bank subsidiary	114,075	115,284
Property and equipment	203,807	207,677
Goodwill	665,692	665,692
Other assets	72,000	51,750

Total assets	1,928,825	2,003,706
Total liabilities, including savings bank customer deposits of $102,664 in 2005	231,525	249,381

Stockholders’ equity, 130,055,524 common shares outstanding in 2005, including net unrealized holding gains of $38,268 in 2005	$1,697,300	$1,754,325